Exhibit 99.1

For further information, contact:
Mike Hara
NVIDIA Corporation
(408) 486-2511
mhara@nvidia.com

Media Contact :
Joele Frank/Ellen Barry
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

For Immediate Release

NVIDIA Anticipates Record Revenues and Earnings for First Quarter Fiscal Year 2003

Company Revises Previous Results Following Internal Review

SANTA CLARA, CA. – April 29, 2002 – NVIDIA® Corporation (Nasdaq: NVDA) today announced preliminary results for the first quarter of fiscal 2003 ending April 28, 2002. The Company expects to report total revenues for the three months ending April 28, 2002 of approximately $570 to $580 million. The Company expects to report net income of approximately $79 to $84 million, or $0.45 to $0.48 per diluted share. The Company plans to release final results for this quarter on May 22, 2002.

“Our success is the direct result of our employees’ focus and hard work and the strength of our business model,” said Jen-Hsun Huang, president and CEO of NVIDIA. “We are executing on the deepest and richest product transition in the Company’s history, and we are making terrific progress in each of our markets.”

In the last quarter NVIDIA transitioned its desktop product family to the new GeForce 4 series of graphics processor units (GPUs). These new GPUs have been embraced by all the major desktop OEMs worldwide. In addition to the momentum of its GeForce line, the Company’s nForce platform processors have been adopted by top PC providers, including Compaq, Fujitsu-Siemens, HP and NEC, and more than 100 system builders worldwide. In addition, mobile and workstation business momentum has increased dramatically with several new design wins.

The Company also announced that it is restating its previously reported results for the first three quarters of fiscal 2002 and for fiscal years 2001 and 2000. As a result, total net income for the three year period will increase by approximately $1.3 million. Net income for fiscal 2002 will increase by approximately $2.1 million or $0.01 per diluted share; net income for fiscal 2001 will decrease by approximately $3.7 million or $0.03 per diluted share; and net income for fiscal 2000 will increase by approximately $2.9 million or $0.02 per diluted share, as more fully described in the attached summary.

The restatement is the result of an extensive review directed by the Company’s independent Audit Committee, with assistance from the law firm of Cooley Godward LLP and forensic accountants from KPMG LLP. The Audit Committee initiated its review at the request of, and in full cooperation with, the staff of the Securities & Exchange Commission (SEC). The Audit Committee and its team have conducted a thorough review of the Company’s records from the past three fiscal years with respect to all issues raised by the SEC staff. The Audit Committee is working in close cooperation with the SEC and has provided it with extensive information and conclusions of the review.

“The Audit Committee conducted a complete and thorough review of all matters raised over the last three fiscal years. We believe the resulting restatement is appropriate,” said Huang. “In addition, we have the necessary systems and staff today to ensure the integrity of our financial reporting.”

The Company is in the process of preparing its Form 10-K for fiscal 2002, and is scheduled to file its Form 10-K, with the restated financial information for fiscal 2001 and 2000, on or before May 14, 2002. Therefore, annual and quarterly reports previously filed with the SEC for these periods, including the report of KPMG LLP for the financial statements for fiscal 2001 and 2000, should not be relied upon.

The Company’s Audit Committee is composed of outside Board members William J. Miller, A. Brooke Seawell and Mark A. Stevens.

Investor Teleconference
NVIDIA will hold a teleconference today beginning at 10:30 a.m. EDT (7:30 a.m. PDT). Investors, analysts and the media are invited to join the live teleconference by dialing (888) 282-0379. International callers may dial (712) 271-0170. Please call at least 15 minutes before the start time. Ask to be connected to the NVIDIA investor teleconference. An audiocast of the teleconference will be available online at www.nvidia.com.

About NVIDIA
NVIDIA Corporation, located in Santa Clara, CA, is the global leader in advanced graphics and multimedia processing technology for the consumer and professional computing markets. Its 2D, 3D, video and multimedia capabilities make NVIDIA one of the premier semiconductor companies in the world. NVIDIA offers a wide range of products and services, delivering superior performance and crisp visual quality for PC-based applications such as manufacturing, science, e-business, entertainment and education.

Forward-Looking Language
Certain statements in this press release, including the statements relating to the Company’s preliminary results for the first quarter of fiscal 2003 and the expected restated financial results, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, the need to finalize the financial results for the first quarter and the restated financial results and have such results reviewed by the Company and KPMG LLP; the effect of the expected restatement on the Company’s business and relationships with customers; the strength of our business model; future actions by the SEC or other governmental or regulatory agencies with respect to the Company or its personnel arising out of the restatement or related matters; customer and distributor acceptance and other issues related to product transitions; manufacturing and other delays relating to new products; difficulties in the fabrication process and dependence of the Company on third-party manufacturers; general industry trends including cyclical trends in the PC and semiconductor industries; the impact of competitive products and pricing alternatives; market acceptance of the Company’s new products; the impact of litigation and other proceedings; and the Company’s dependence on third-party developers and publishers. Investors are advised to read the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the reports on Form 8-K, particularly those sections entitled “Certain Business Risks,” for a fuller discussion of these and other risks and uncertainties.

NOTE: All other company and/or product names are trademarks and/or registered trademarks of their respective manufacturers. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Fiscal 2000 Twelve Months Ended 1/30/2000(3)			Fiscal 2001 Twelve Months Ended 1/28/2001(4)			Fiscal 2002 Twelve Months Ended 1/27/2002(5)
	As Reported	Adjustments	Restated	As Reported	Adjustments	Restated	As Reported	Adjustments	Restated
Revenues	$374,505	$—	$374,505	$735,264	$—	$735,264	$1,371,370	$(1,899)	$1,369,471
Cost of revenues	235,575	(2,913)	232,662	460,098	2,711	462,809	853,556	(3,569)	(849,987)

Gross profit	138,930	2,913	141,843	275,166	(2,711)	272,455	517,814	1,670	519,484
Operating expenses:
Research and development	47,439	(525)	46,914	86,438	1,441	87,879	153,267	(431)	152,836
Sales, general and administrative	37,079	(767)	36,312	58,437	1,274	59,711	96,210	(965)	95,245
Amortization of goodwill and purchased intangible assets	—	—	—	—	—	—	12,684	—	12,684
Acquisition related charges	—	—	—	—	—	—	10,030	—	10,030
Discontinued use of property	—	—	—	—	—	—	3,687	—	3,687

Total operating expenses	84,518	(1,292)	83,226	144,875	2,715	147,590	275,878	(1,396)	274,482

Operating income	54,412	4,205	58,617	130,291	(5,426)	124,865	241,936	3,066	245,002
Interest and other income, net	1,754	—	1,754	16,673	—	16,673	11,017	—	11,017

Income before income tax expense	56,166	4,205	60,371	146,964	(5,426)	141,538	252,953	3,066	256,019
Income tax expense (1)	18,068	1,344	19,412	47,027	(1,736)	45,291	75,886	920	76,806

Net income	$38,098	$2,861	$40,959	$99,937	$(3,690)	$96,247	$177,067	$2,146	$179,213

Basic net income per share(2)	$0.32		0.34	$0.76		$0.73	$1.24		$1.25

Diluted net income per share(2)	$0.26		$0.28	$0.63		$0.60	$1.04		$1.05

Shares used in basic per share computation(2)	119,488		199,488	130,998		130,998	143,015		143,015
Shares used in diluted per share computation(2)	144,392		144,392	159,294		159,294	171,074		171,074

(1)	Reflects an effective tax rate of 30% for the twelve months ended January 27, 2002 and 32% for the twelve months ended January 28, 2001 and January 30, 2000.
(2)	Reflects a two-for-one stock split effected in September 2001.
(3)
Adjustments to cost of revenue in fiscal 2000 primarily reflect correction of the recording of cost of goods, as well as the timing of write-downs of inventory. Adjustments to operating expenses in fiscal 2000 primarily reflect changes in the timing of accruals.

(4)
Adjustments to cost of revenues in fiscal 2001 primarily reflect changes in the recording of certain manufacturing costs, as well as the timing of write-downs of inventory and correction of the recording of overhead expenses. Adjustments to operating expenses in fiscal 2001 primarily reflect changes in the timing of the accruals discussed in footnote (3), as well as correction of the recording of overhead expenses. Fiscal 2001 results will also include certain intra-year adjustments related to revenue.

(5)
Adjustments to revenues in fiscal 2002 reflect correction of the accrual of certain customer incentives. Adjustments to cost of revenues in fiscal 2002 primarily reflect correction of the recording of overhead expenses, manufacturing costs and the timing of write-downs of inventory. Adjustments to operating expenses in fiscal 2002 primarily reflect correction of the recording of overhead expenses discussed in footnote (4), as well as changes in the timing of accruals. Fiscal 2002 results will also include certain intra-year adjustments related to revenue.